Exhibit 10.22

EAST BOSTON SAVINGS BANK – MERIDIAN INTERSTATE BANCORP, INC.

Incentive Compensation Plan

Revised January 24, 2008

Purpose of the Plan

The purpose of the Plan is to encourage greater initiative, resourcefulness, cooperation and effectiveness on the part of all officers and staff members of the Bank by providing a means whereby such participants may be rewarded for their efforts as determined by individual performance review and evaluation. The Plan is based on key variables in accordance with the Bank’s overall goals. As the Bank meets or exceeds its objectives, the Plan provides for a payment of a bonus to recognize and reward the contributions of the participants.

1.	The EBSB Board of Directors has established an incentive compensation plan for the Bank in order to:

•	Provide total annual compensation (i.e., salary plus incentive) that is competitive with other financial institutions in the employment markets in which the Bank competes.

•	Promote the Bank’s achievement of profit and business goals established through the annual business planning process; and

•	Facilitate the retention and commitment of key personnel.

2.	The pool from which the bonus will be distributed shall be equal to ten (10) percent of the net operating income at fiscal year end. If the amount of the proposed total bonus distribution exceeds the available bonus pool, no bonus will be distributed under the provisions of the Plan. In this event, the Compensation Committee may authorize an alternative form of bonus payment.

3.	All bonus payments will be made at the discretion of the Compensation Committee, and no officer or employee shall have any right to receive a bonus under the Plan until the Compensation Committee has specifically voted such bonus. Authorized payments will be made following the close of the fiscal year at a time to be designated by the Committee.

4.	A reduction will be made for Personal Leave Days in excess of five (5) taken during the fiscal year. An amount equal to ten percent (10%) of the individual’s gross bonus will be deducted from the total for each day in excess of five (5). A reduction will also be made for unpaid absences over and above Personal Leave Day allotment and for unpaid absences that occur prior to eligibility for Personal Leave Days. An amount equal to ten percent (10%) will be deducted for each such day and may result in a total loss of bonus. Days spent in jury duty, military service or military reserve obligations, or bereavement leave as described and restricted by the Employee Handbook, will not be counted against an individual’s bonus payment.

A reduction of four tenths of one percent (0.4%) will be made for each Accumulated Leave Day, Personal Leave Day or unpaid day of absence, in excess of five for the year, which is part of an approved statutory leave of absence. Extended or repeated absences due to serious medical causes documented by a physician’s certificate may be treated the same way in calculating a bonus payment. This is in lieu of the 10% reductions described in the previous paragraph.

5.	A reduction will also be made for an employee who is not on an approved leave of absence for a portion of the year. The same is true for an employee who is on a development plan during the Plan year.

Definitions

The following terms shall have these meanings:

Term	Shall Mean

Bank	East Boston Savings Bank

Bank Plan	Bank’s Incentive Compensation Plan

Base Salary	Full-Time Employees
Annualized weekly base salary excluding sales incentives, overtime, Saturday pay, prior year bonus payment and other pay

Part-Time Employees
Regular earnings excluding sales incentives, prior year bonus payment and other pay

Commissioned Employees
If eligible, annualized weekly base salary plus commissions excluding Saturday pay, prior year bonus payment and other pay.

Board	EBSB Board of Directors.

Bonus Pool	An amount equal to ten (10) percent of the net operating income at the end of the Plan year.

Committee	Compensation Committee of the Board of Directors of the Bank

Participant	Eligible officers and employees of East Boston Savings Bank.

Plan Year	Any fiscal year

The Plan	The Incentive Compensation Plan as herein described.

Participation

Officers and employees will normally participate in the distribution of the bonus in accordance with their levels of responsibility and degrees of decision making authority impacting overall Bank success and their own operating unit. Grade and base salary at the close of the fiscal year will be used to determine the percentage of the distribution and the dollar value of each individual bonus distribution.

Eligibility

All actively employed officers and employees who receive a satisfactory overall performance rating and who have been actively employed for a minimum of six months of the Plan year are eligible. To qualify for payment the officers and employees must be actively employed at the time the bonus distribution is made. Otherwise, eligible officers and employees employed for less than twelve (12) months of the Plan year will receive a pro-rated bonus according to the length of service.

Rights of Plan Participants

Plan Participants who terminate employment with the Bank by reason of death, disability or retirement prior to the conclusion of the Plan Year will receive a pro-rata payment of any incentive award earned, based on the months of completed service as a Plan Participant during the year. Beneficiaries of such payments will be the same as identified in the Bank’s group insurance plan. Any Plan Participant who terminates employment before awards are paid forfeits any earned award. Any Plan Participant whose service with the Bank is terminated for cause will receive no payment. At the discretion of the Compensation Committee, in consultation with the Bank’s President, if any Plan Participant has had poor performance during any Plan year, any potential payment may be subject to reduction or elimination. NOTE: Temporary employees are not eligible.

Award Limitations

Notwithstanding other provisions in the Plan, the Compensation Committee may review the amount available for bonus payments in all categories and adjust such amounts to reflect its evaluation of the Bank’s achievements in the Plan year. Such evaluations may be based on comparisons to other banks or any other appropriate criteria.

The Compensation Committee reserves the right to amend or modify the Plan at any time. The Board of Directors may elect to terminate the Plan at any time.

Individual Bonus Award Distribution

If earnings achievement for the Plan year meets the pre-established criteria, bonus payment will be distributed in accordance with the separately published Award Distribution table.

Withholding Taxes

The Bank may make such provisions as it deems appropriate for withholding payroll taxes in connection with payment of Incentive Compensation awards.

Amendment or Termination

The Committee reserves the right at any time to amend, suspend or terminate the Plan in whole or in part for any reason and without the consent of any Eligible Employee, provided that no such amendment shall adversely affect the rights of the Plan Participants with respect to amounts earned prior to such amendments.

EAST BOSTON SAVINGS BANK - MERIDIAN INTERSTATE BANCORP, INC.

INCENTIVE COMPENSATION PLAN - Plan Year 2013 for 2014 Payout

Individual Bonus Award Distribution

If earnings achievement for the Plan year meets the pre-established criteria,

bonus payment will be distributed in accordance with the following Bank performance and individual participant’s performance evaluation formula:

Plan does not include accrued bonus expense and monies held

by Prospect Inc. for Federal and State Income Taxes

Group		A	B	C	D	E	F
Performance Scale*	Review Rating	E12	E 11	E 9 & 10	E 7 & 8	E 3 - 6	E 1 & 2, N 1-8
20		10%	8%	6%	4%	3%	2%

40	Satisfactory	14	10	8	5	3	3
	Above Satisfactory	16	12	10	8	5	4
	Exceptional	18	14	12	10	7	6

60	Satisfactory	17	13	11	9	6	5
	Above Satisfactory	21	15	13	12	8	7
	Exceptional	25	18	15	14	11	9

80	Satisfactory	25	17	14	13	10	8
	Above Satisfactory	30	21	17	16	12	10
	Exceptional	35	25	20	19	15	13

100	Satisfactory	35	25	20	19	15	13
	Above Satisfactory	42	30	23	21	18	16
	Exceptional	50	35	27	24	21	19

*	Performance Scale level is calculated by adding the numerical scores achieved for each of the established Incentive Target Goals (see separate table) and dividing that total by the maximum possible score of 20.

MERIDIAN INTERSTATE BANCORP, INC.

2013-2014 INCENTIVE COMPENSATION (BONUS) PLAN

(Dollars in Thousands)

COMPONENT	WEIGHT (%)	2013 BUDGET	1	2	3	4	5

Net Loan Growth (as a %) ( A )	25.0%	13.37%	4.36%-5.86%	5.87%-11.86%	11.87%-14.87%	14.88%-20.87%	> 20.87%

Deposit Growth (as a %) ( B )	12.5%	9.83%	6.32%-7.32%	7.32%-8.82%	8.83%-10.83%	10.84%-13.33%	> 13.33%

Cost of Funds (as a %) ( C )	12.5%	0.86%	1.06%-1.00%	0.99%-0.93%	0.92%-0.80%	0.79%-0.73%	< 0.73%

Net Operating Income (in dollars, in thousands) ( D )	25.0%	$15,066	$10,316-$12,215	$12,216-$14,115	$14,116-$16,016	$16,017-$17,916	> $17,916

Efficiency Ratio (as a %) ( E )	25.0%	76.20%	<= 81.45%	81.44%-77.94%	77.95%-74.45%	74.44%-70.94%	< 70.94%

	100.0%

Footnote:

( A )	Includes loans held for sale but does not include loans serviced for others.
( B )	Does not included Fed Funds Purchased from other institutions.
( C )	Includes non-interest bearing deposits.
( D )	Represents net income before taxes, with ICP assumed at the budgeted amount.
( E )	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities. Also see inclusions and adjustment outlined in (D).